EXHIBIT 10.1

THIRD AMENDMENT TO
SENIOR REVOLVER LOAN AGREEMENT

THIS THIRD AMENDMENT TO SENIOR REVOLVER LOAN AGREEMENT, dated effective as of December 31, 2020 (the "Third Amendment"), is entered into by and among EMPIRE LOUISIANA LLC, a Delaware limited liability company (the "Original Borrower" or "EL") and EMPIRE NORTH DAKOTA LLC, a Delaware limited liability company ("END", together with the Original Borrower are sometimes referred to herein collectively as the "Borrower") and CROSSFIRST BANK, a Kansas state-chartered bank (the "Bank").

RECITALS:

A.             The Original Borrower and the Bank are parties to that certain Senior Revolver Loan Agreement dated as of September 20, 2018, as amended by that certain First Amendment thereto dated as of March 27, 2019, among the Borrower and the Bank, as amended by that certain Second Amendment thereto dated as of June 30, 2020 (collectively, the "Existing Loan Agreement"), pursuant to which the Bank extended and modified a revolving credit facility in favor of the Borrower in the maximum principal amount of $20,000,000.00 (subject to the Revolver Commitment Amount (initially $8,700,000.00), the Collateral Borrowing Base calculation provisions hereof and the QCR until the Revolver Final Maturity Date (currently March 27, 2021) (the "Revolver Commitment").

B.              Borrower has requested the Bank to amend, modify and extend the Revolver Commitment (subject to the reduced Revolver Commitment Amount of $8,520,000.00) until the extended Revolver Final Maturity Date (March 27, 2022), waive non-compliance with certain financial covenants and make certain other amendments and modifications.

C.              The Bank has agreed to make the amendments and modifications requested by Borrower on the terms, provisions, conditions and limitations set forth in the Existing Loan Agreement, as amended by the provisions of this Third Amendment (collectively, the "Loan Agreement").

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree as follows:

1.               Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning given in the Existing Loan Agreement. In addition, the following terms are added to Article I of the Existing Loan Agreement or amended to read as follows:

"EBITDAX" shall mean for any period, the sum of a Person's net income for the period minus any non-recurring gains (losses) from the sale of assets, plus non-recurring expenses (including non-recurring workovers that improve production levels), plus non-recurring costs associated with acquisitions and prospects plus the following charges to the extent deducted from net income in such period: interest, income taxes (including franchise taxes calculated with respect to income), depreciation, depletion and amortization, and any other non-cash charges and non-cash revenues plus intangible drilling costs and lease impairment expenses and write downs from impairment of oil and gas properties) and after eliminating extraordinary items. In addition, for any applicable period during which an acquisition or disposition permitted by this Agreement is consummated, EBITDAX shall be determined on a pro forma basis (with such calculation to be acceptable to, and approved by, Bank) as if such acquisition or disposition were consummated on the first day of such applicable period.

"Interest Coverage Ratio" means, as of each Test Period, the ratio of (i) EBITDAX for such Test Period divided by (ii) Interest Expense for such Test Period. For purposes of this calculation, "Test Period" shall mean a building trailing twelve-month period, commencing with the first quarterly calculation on March 31, 2021 (1Q21 multiplied by 4), then the second quarterly calculation on June 30, 2021 (2Q21 plus 1Q21, multiplied by 2), then the third quarterly calculation on September 30, 2021 (3Q21 plus 2Q21 plus 1Q21, multiplied by 4/3), until a full trailing twelve-month period is achieved.

"Leverage Ratio" means, as of each Test Period, the quotient of Borrower's (i) total Funded Debt for such Test Period divided by (ii) EBITDAX for such Test Period. For purposes of this calculation, "Test Period" shall mean a building trailing twelve-month period, commencing with the first quarterly calculation on March 31, 2021 (1Q21 multiplied by 4), then the second quarterly calculation on June 30, 2021 (2Q21 plus 1Q21, multiplied by 2), then the third quarterly calculation on September 30, 2021 (3Q21 plus 2Q21 plus 1Q21, multiplied by 4/3), until a full trailing twelve-month period is achieved.

"Revolver Commitment Amount" shall be the maximum outstanding principal amount plus Letter of Credit Exposure the Bank agrees from time to time to make available under the Revolver Commitment Amount (initially stipulated to be equal to $8,520,000.00), subject to the Collateral Borrowing Base calculations and the QCR.

"Revolver Final Maturity Date" shall mean March 27, 2022, unless otherwise extended or renewed in writing by the mutual agreement of the Borrower and the Bank.

2.               Revolver Commitment. The Revolver Commitment is hereby continued in the maximum principal amount of $20,000,000.00, to the extended Revolver Final Maturity Date, subject to the Revolver Commitment Amount, the Collateral Borrowing Base limitations and QCR described below. All of the Indebtedness created pursuant thereto is evidenced by that certain replacement Promissory Note (Revolver Note) dated as of December 31, 2020, from the Borrower payable to the order of the Bank in the maximum principal amount of $20,000,000.00 (the "Replacement Revolver Note"), in form, scope and substance acceptable to the Bank. All references in the Existing Loan Agreement and the other Loan Documents to "Revolver Note" shall hereafter mean the Replacement Revolver Note.

3.               Redetermination of Collateral Borrowing Base. Pursuant to Section 4.2 of the Existing Loan Agreement, the Collateral Borrowing Base has been redetermined in the amount of $8,520,000.00, which redetermination shall constitute and satisfy the fall 2020 semi-annual Collateral Borrowing Base redetermination.

4.               Reaffirmation of QCR. The Revolver Commitment Amount shall remain subject to and the Borrower reaffirms the quarterly commitment reduction (QCR) payments described in Section 2.13 of the Existing Loan Agreement ($180,000.00), with the next QCR payment being due on December 31, 2020.

5.             Limited Waiver of Financial Covenants. Borrower has requested and the Bank has agreed to waive Borrower's non-compliance with (a) Section 6.28 of the Existing Loan Agreement (Maximum Leverage Ratio) for the periods ended June 30, 2020 and September 30, 2020 and (b) Section 6.29 of the Existing Loan Agreement (Minimum Interest Coverage Ratio) for the period ended September 30, 2020. The waivers contained in this Section 5 are limited to the foregoing financial periods and shall in no way be interpreted as a requirement or agreement by the Bank to make any similar accommodation or amendment in the future.

6.               Suspension of Maximum Leverage Ratio. The Borrower's Maximum Leverage Ratio covenant compliance will be suspended for the fiscal quarter ended December 31, 2020. The Borrower's Maximum Leverage Ratio covenant compliance will resume with the fiscal quarter ending March 31, 2021.

7.               Suspension of Minimum Interest Coverage Ratio. The Borrower's Minimum Interest Coverage Ratio covenant compliance will be suspended for the fiscal quarter ended December 31, 2020. The Borrower's Minimum Interest Coverage Ratio covenant compliance will resume with the fiscal quarter ending March 31, 2021.

8.               Maximum Leverage Ratio. Commencing with the fiscal quarter ending March 31, 2021, Borrower shall not permit its Leverage Ratio to be 6.00 to 1.00 or more. Commencing with the fiscal quarter ending June 30, 2021, Borrower shall not permit its Leverage Ratio to be 5.50 to 1.00 or more. Commencing with the fiscal quarter ending September 30, 2021, Borrower shall not permit its Leverage Ratio to be 5.00 to 1.00 or more. Commencing with the fiscal quarter ending December 31, 2021, Borrower shall not permit its Leverage Ratio to be 4.50 to 1.00 or more and for each fiscal quarter thereafter, commencing March 31, 2022, Borrower shall not permit its Leverage Ratio to be 4.00 to 1.00 or more.

9.               Hedging. Section 6.29 (Hedging) of the Existing Loan Agreement is hereby renumbered Section 6.32.

10.            Waiver of Non-Compliance With Minimum Hedging Requirement. The Borrower has requested and the Bank has agreed to waive Borrower's non-compliance with the minimum hedging requirement under Section 6.32 of the Loan Agreement (not less than fifty percent (50%) of Borrower's aggregate existing monthly crude oil and natural gas production for a rolling twelve (12) month period) through the period ended December 31, 2020. The waiver contained in this Section 10 is limited to the foregoing period and shall in no way be interpreted as a requirement or agreement by the Bank to make any similar accommodation or amendment in the future.

11.            Quarterly Compliance Certificate. The Quarterly Compliance Certificate attached as Exhibit A to the Existing Loan Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Third Amendment, effective for the fiscal quarter ending on March 31, 2021.

12.            Guaranty Agreement. Borrower shall cause Guarantor to execute the Ratification of Guarantor attached hereto (the "Guaranty Ratification").

13.            Conditions Precedent. The Borrower shall execute and deliver, or cause to be executed and delivered, to the Bank, each of the following as express conditions precedent to the effectiveness of the amendments and modifications contemplated by this Third Amendment:

(a)	This Third Amendment;
(b)	Replacement Revolver Note;
(c)	First Amendment to First Amended and Restated Intercreditor Agreement;
(d)	Closing certificates from each of the Borrowers; and
(e)	One executed original of the Guaranty Ratification, executed by the Guarantor.

14.            Fees and Expenses. Borrower shall promptly (in any event within ten (10) days of receipt of an invoice therefor) reimburse the Bank for its reasonable legal fees and all filing and recording fees and other costs and expenses reasonably incurred in connection with the negotiation, preparation and closing of the transactions contemplated by this Third Amendment, including the reasonable attorney fees and costs and expenses of Bank's legal counsel and any applicable mortgage taxes.

15.            Ratification. The remaining terms, provisions and conditions set forth in the Existing Loan Agreement shall remain in full force and effect as long as any Indebtedness of the Borrower is owing to the Bank and/or the Revolver Commitment remains in effect. The Borrower adopts, restates, confirms and ratifies the warranties, covenants and representations set forth in the Existing Loan Agreement (except the representations and warranties that specify a specific date or period of time) and further represents to the Bank that, as of the date hereof, no Default or Event of Default exists under the Loan Agreement (including this Third Amendment). All references to the "Loan Agreement" appearing in any of the Loan Documents shall hereafter be deemed references to the Existing Loan Agreement as amended, modified and supplemented by this Third Amendment. In the event of any inconsistency between the terms of this Third Amendment and the terms of the Existing Loan Agreement, the terms of this Third Amendment shall control and govern, and the agreements shall be interpreted so as to carry out and give full effect to the intent of this Third Amendment. Each Borrower and the Bank hereby adopt, ratify and confirm the Loan Agreement, as amended hereby, and acknowledge and agree that the Loan Agreement and all other Loan Documents, are and remain in full force and effect. Borrower acknowledges and agrees that its liabilities and obligations under the Loan Agreement and all other Loan Documents, including the Security Instruments, are not impaired in any respect by this Third Amendment. Borrower further ratifies and confirms the mortgage liens and security interests granted thereby pursuant to Article III of the Existing Loan Agreement and hereby grants and regrants such mortgage liens and security interests in favor of the Bank.

16.            Reservation of Rights. Except as expressly waived hereby, the Bank retains and reserves any and all rights and remedies available at law or in equity and pursuant to the Loan Agreement and any other Loan Documents or Security Instruments executed in connection with the Loan Agreement, all of which shall remain in full force and effect.

17.            SUBMISSION TO JURISDICTION. BORROWER AND THE BANK HEREBY CONSENT TO THE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN TULSA COUNTY, OKLAHOMA AND WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT.

18.            WAIVER OF JURY TRIAL. BORROWER FULLY, VOLUNTARILY AND EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE LOAN AGREEMENT (INCLUDING THIS THIRD AMENDMENT), THE SECURITY INSTRUMENTS OR UNDER ANY AMENDMENT, SUPPLEMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT. THE BORROWER AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

19.            Governing Law. The Loan Agreement (including the Third Amendment) shall be deemed to have been made or incurred under the Laws of the State of Oklahoma and shall be construed and enforced in accordance with and governed by the Laws of Oklahoma.

20.            Release. In consideration of the amendments contained herein, Borrower hereby waives and releases Bank from any and all claims and defenses, known or unknown, as of the effective date of this Third Amendment, with respect to the Loan Agreement (including this Third Amendment) and the Loan Documents and the transactions contemplated thereby.

21.            Counterparts. This Third Amendment may be executed in multiple counterparts, each of which, when so executed, shall constitute an original copy. Transmission by facsimile or electronic transmission (e.g., pdf format) of an executed counterpart of this Third Amendment by any party shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile or electronic transmission shall be deemed to be an original counterpart of this Third Amendment.

22.            Reaffirmation of Indebtedness. Borrower acknowledges the terms of this Third Amendment and ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party, and agrees that each Loan Document to which it is a party remains in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered in Tulsa, Oklahoma, in multiple counterparts effective as of the day and year first above written.

BORROWER:	EMPIRE LOUISIANA LLC,
a Delaware limited liability company

	By:	/s/ Michael R. Morrisett
Michael R. Morrisett, President

EMPIRE NORTH DAKOTA LLC,
a Delaware limited liability company

By:	/s/ Michael R. Morrisett
Michael R. Morrisett, President

Signature Page - Borrower

BANK:	CROSSFIRST BANK

	By:	/s/ Terry D. Blain
Terry D. Blain, Senior Vice President/Energy Bank

Signature Page - Bank